EXHIBIT 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Reports First Quarter Results

EPS totaled $0.28, including $0.05 dilutive impact of acquisitions;

Company maintains annual guidance range

MINNEAPOLIS, Minn., April 24, 2008—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world, today reported net earnings of $5.2 million, or $0.28 per diluted share, on first quarter net sales of $168.6 million for the period ended March 31, 2008, which represents an increase in net sales of approximately 9 percent over the prior-year quarter. First quarter 2008 results include the $0.05 per share dilutive impact of two acquisitions that closed during the quarter. Without the dilutive impact of the acquisitions, earnings per diluted share would have increased in the 2008 first quarter versus the comparable 2007 quarter. Tennant reported net earnings in the prior-year quarter of $5.9 million, or $0.31 per diluted share, on net sales of $155.1 million.

“Our focus continues to be on growing the business through innovative new products, expanding our international markets and acquiring complementary businesses, as well as leveraging our operational efficiency. This focus led to solid overall results in our international markets, the completion of two acquisitions, and higher gross margins in the first quarter,” said Chris Killingstad, Tennant Company's president and chief executive officer. “We also saw 38 percent of total equipment sales come from new products launched within the past three years.”

Tennant Company closed on two previously announced acquisitions in the 2008 first quarter: Applied Sweepers of Falkirk, Scotland, which makes Green Machines® brand outdoor cleaning equipment; and Sociedade Alfa Ltda of Sao Paulo, the market leader in the Brazilian cleaning equipment industry and maker of the Alfa brand commercial cleaning machines. These two acquisitions were $0.05 per share dilutive in the first quarter, but they are expected to be accretive for the remainder of the year.

Killingstad commented: “As we have stated before, over the past two years we have made important investments in our international expansion, and new product development and launches. While we will continue to invest in building our business for the long term, we recognize that our expenses in the 2008 first quarter grew faster than revenues. The revenue growth was not what we anticipated, primarily due to lower-than-expected equipment sales in North America. Given the uncertainty in the overall U.S. economy, we have already taken steps to adjust our spending levels.”

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Page 2 – Tennant Company Reports 2008 First Quarter Results

Review of Results

Tennant's consolidated net sales for the 2008 first quarter rose 8.7 percent compared to a strong 2007 first quarter. The 2008 organic sales increase was led by pricing actions taken worldwide to mitigate higher material costs and also volume increases in key international growth areas, such as China and Brazil. Foreign currency exchange effects added approximately 5 percent to consolidated net sales for the quarter and acquisitions added approximately 2 percent.

Tennant introduced two major new products, the M30 and S30, during the quarter. Tennant’s M30 Scrubber-Sweeper is the second in the company’s industry-leading family of integrated, single-system scrubber-sweepers and offers high-capacity cleaning for large-scale applications. Tennant’s S30 is a mid-sized rider sweeper for large-area sweeping and dust control in indoor and outdoor environments. “Sales from new products introduced over the past three years continued to exceed our 30 percent target,” Killingstad said.

Tennant also continued the global promotion of ech2o, its major new electrically activated water cleaning technology, in the quarter. “We are pleased with the enthusiastic response to our breakthrough electrically activated water technology, which represents an entirely new and environmentally friendly method of cleaning,” Killingstad said. “We expect sales of this technology to build throughout the year.”

In North America, 2008 first quarter net sales totaled $98.3 million, up 1.8 percent versus the prior-year quarter, primarily due to price increases. Foreign currency exchange effects added approximately 1 percent to sales in North America. “Late in the first quarter, we experienced a softening of industrial equipment sales in North America, which constrained growth in this region,” Killingstad said. “We believe this is being caused by uncertainty about the economy, which is leading to a slightly longer sales cycle.”

In Europe, the Middle East and Africa (EMEA), first quarter net sales grew to $52.7 million, up 20.3 percent, compared to the strong first quarter of 2007. Foreign currency exchange effects contributed approximately 14 percent to net sales for the quarter and acquisitions added approximately 6 percent. Sales in European regions posted modest gains, which were offset by lower sales in the other regions due to a large shipment of Hofmans machines to the Middle East in the 2007 first quarter and the timing of distributor shipments to Africa.

In Tennant's Other International markets, 2008 first quarter net sales rose 19.7 percent to $17.6 million versus the comparable 2007 quarter. Volume growth was the primary contributor to these results, driven by expanded market coverage in Brazil and China. Price increases also added to the overall growth in net sales. Foreign currency exchange effects benefited net sales in Other International markets by approximately 3 percent in the 2008 first quarter.

Gross profit margin was 41.3 percent for the 2008 first quarter compared with 41.1 percent in the 2007 first quarter. The rise in gross profit margin was primarily due to price increases and cost-reduction initiatives, which more than offset higher raw material and purchased component costs. During the 2008 first quarter, Tennant saved approximately $2.8 million from its global sourcing and lean manufacturing initiatives combined. Favorable foreign currency effects also contributed to gross margins in the quarter.

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Page 3 – Tennant Company Reports 2008 First Quarter Results

Partially offsetting net gains in gross margin in the quarter was $0.4 million of expense, or 20 basis points, from the flow-through of a portion of the fair market value step-up of inventory related to the Applied Sweepers acquisition.

For the quarter, selling and administrative expenses were $55.1 million, or 32.7 percent of sales, versus $48.9 million, or 31.5 percent of sales, in the 2007 first quarter. The increase in selling and administrative expenses as a percentage of net sales is primarily attributable to investments in expanded market coverage and new product launches in the first quarter, which the company expects will contribute to sales during the second half of 2008. Given the lower-than-anticipated sales in North America in the quarter and the uncertainty in the overall U.S. economy, the company has already begun taking action to adjust spending levels to align with current sales levels.

Operating profit for the 2008 first quarter was $8.5 million compared with $9.2 million in the 2007 first quarter, which was due to investments for growth and the initial dilution from the two recent acquisitions.

Business Outlook

“Based on our current forecasts, we are cautiously optimistic in our outlook for 2008 and are maintaining our annual guidance,” said Killingstad, “although we recognize that macro-economic conditions add some risk to our anticipated performance.”

Tennant continues to expect full year 2008 earnings per diluted share to be in the range of $2.25 to $2.40. The guidance range now includes the two acquisitions completed in the first quarter, as they are expected to be neutral to modestly dilutive for the full year 2008. This compares to 2007 earnings per diluted share of $2.08, or $1.79 excluding the one-time net tax benefit of $0.19, the gain from the sale of the Maple Grove facility of $0.19, and the restructuring charge of $0.09.

For the 2008 full year, Tennant also continues to anticipate organic growth in net sales of 5 to 9 percent, fueled by a strong new product pipeline and continued market expansion. The company remains on track to realize savings of between $9 million and $12 million in 2008 from its global low-cost sourcing and lean manufacturing initiatives. Management continues to target an operating profit margin of 9.5 percent in the fourth quarter of 2008.

Conference Call Today

Tennant will host a conference call to discuss its first quarter results today, April 24, 2008, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live on the Web, go to www.tennantco.com and click on Investor Relations. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

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Page 4 – Tennant Company Reports 2008 First Quarter Results

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; the United Kingdom; Sao Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements

Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; changes in laws, including changes in accounting standards and taxation changes; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our materials and products bought and sold internationally; fluctuations in the cost or availability of raw materials and purchased components; the success and timing of new products; our ability to achieve projections of future financial and operating results; successful integration of acquisitions, including the ability to carry acquired goodwill at current values; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; the ability to achieve anticipated global sourcing cost reductions; unforeseen product quality problems; our ability to acquire, retain and protect proprietary intellectual property rights; the effects of litigation, including threatened or pending litigation; our ability to benefit from production reallocation plans, including benefits from our expansion in China; and our plans for growth.

We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under "Risk Factors."

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

FINANCIAL TABLES FOLLOW

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Page 5 – Tennant Company Reports 2008 First Quarter Results

TENNANT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2008	2007

Net sales	$168.6	$155.1
Cost of sales	99.0	91.3
Gross profit	69.6	63.8
Gross margin	41.3%	41.1%

Research and development expenses	6.0	5.7
Selling and administrative expenses	55.1	48.9
Total operating expenses	61.1	54.6

Profit from operations	8.5	9.2
Operating margin	5.0%	5.9%

Interest income (expense), net	(0.2)	0.3
Other income (expense), net	—	(0.3)

Profit before income taxes	8.3	9.2
Income tax expense	3.1	3.3

Net earnings	$5.2	$5.9

Basic EPS	$0.28	$0.31

Diluted EPS	$0.28	$0.31

Average number of diluted shares	18.8	19.2

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In millions)	Three Months Ended March 31
	2008	2007	% of Change
North America	$98.3	$96.6	1.8%
Europe, Middle East, Africa	52.7	43.8	20.3%
Other International	17.6	14.7	19.7%

Total	$168.6	$155.1	8.7%

(1)  Net of intercompany sales.

Page 6 – Tennant Company Reports 2008 First Quarter Results

TENNANT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	2008	2007
	Mar. 31	Dec. 31	Mar. 31
ASSETS
Cash and cash equivalents	$25.3	$33.1	$24.1
Net receivables	132.7	127.5	117.5
Inventories	77.3	64.0	61.8
Deferred income taxes and other current assets	14.6	16.1	12.3

Total current assets	249.9	240.7	215.7

Net property, plant, and equipment	104.5	96.6	87.2
Deferred income taxes, long-term portion	2.9	2.7	1.0
Goodwill and other intangible assets	109.3	34.5	32.9
Other assets	7.7	7.6	6.7

Total assets	$474.3	$382.1	$343.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current debt	$7.4	$2.1	$2.0
Accounts payable	36.7	31.2	25.5
Employee compensation and benefits	20.1	29.7	19.5
Income taxes payable and other current liabilities	33.9	33.7	25.7

Total current liabilities	98.1	96.7	72.7

Long-term debt	89.9	2.5	1.7
Employee-related benefits	24.3	23.6	26.6
Deferred income taxes and other liabilities	7.3	6.9	6.7
Shareholders’ equity	254.7	252.4	235.8

Total liabilities and shareholders’ equity	$474.3	$382.1	$343.5

Page 7 – Tennant Company Reports 2008 First Quarter Results

TENNANT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Three Months Ended March 31
	2008	2007
CASH FLOWS RELATED TO OPERATING ACTIVITIES
Net earnings	$5.2	$5.9

Adjustments to net earnings to arrive at operating cash flows:
Depreciation	4.3	4.0
Amortization	0.5	0.2
Deferred tax expense	0.4	1.3
Stock-based compensation expense	0.6	0.8
ESOP expense	(0.2)	(0.2)
Provision for bad debt and returns	0.2	0.5
Changes in operating assets and liabilities:
Accounts receivable	(0.7)	(0.8)
Inventories	(6.0)	—
Accounts payable	(6.1)	(6.6)
Employee compensation and benefits and other accrued expenses	(9.9)	(16.5)
Income taxes payable/prepaid	0.4	0.7
Other current/noncurrent assets and liabilities	4.6	1.0
Other, net	0.8	0.7
Net cash flows related to operating activities	(5.9)	(9.0)

CASH FLOWS RELATED TO INVESTING ACTIVITIES
Purchases of property, plant and equipment	(7.4)	(7.9)
Acquisition of businesses, net of cash acquired	(81.3)	(2.7)
Sale of short-term investments	—	14.3
Net cash flows related to investing activities	(88.7)	3.7

CASH FLOWS RELATED TO FINANCING ACTIVITIES
Payments on capital leases	(0.8)	(0.6)
Change in short-term debt, net	4.8	—
Issuance of long-term debt	87.5	—
Purchases of common stock	(3.6)	(2.8)
Proceeds from issuances of common stock	0.8	3.1
Tax benefit on stock plans	0.2	0.7
Dividends paid	(2.4)	(2.3)
Net cash flows related to financing activities	86.5	(1.9)

Effect of exchange rates on cash	0.3	0.3

Net decrease in cash and cash equivalents	(7.8)	(6.9)

Cash and cash equivalents at beginning of year	33.1	31.0

Cash and cash equivalents at end of period	$25.3	$24.1

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